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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

PHILIP SERVICES COMPLETES ITS FINANCIAL REORGANIZATION EMERGES WITH SOLID BUSINESSES AND RENEWED FINANCIAL STABILITY

On April 7, 2000, Philip Services Corp. (TSE: PHV) completed its financial reorganization. On the same date, Philip Services Corporation, the newly restructured company incorporated in Delaware, has successfully emerged from Chapter 11 of the U.S. Bankruptcy Code and the Companies Creditors' Arrangement Act ("CCAA") in Canada.

"We have emerged with renewed financial stability and the strength of over 12,000 employees, a service network that spans North America, and a loyal client and supplier base," said Anthony Fernandes, President and Chief Executive Officer. "We have a unique ability to contribute a range of critical products and services to the market that provides us with a sound platform from which to build a profitable future."

Through the financial reorganization and proceeds from the prior sale of assets, the Company's senior secured debt has been reduced from over $1 billion to $235 million and $100 million in secured convertible payment-in-kind debt. The $235 million in senior secured debt will be further reduced to approximately $190 million once the Company completes the sale of its UK Metals business to Simsmetal Limited. In addition, the Company has converted approximately $140 million of unsecured debt into $48 million in payment-in-kind notes and $18 million in convertible payment-in-kind notes. Class action suits against the Company have been settled in return for 1.5% of the equity in the restructured Company. With access to US$175 million in working capital financing, Philip has the financial resources necessary to support and grow its businesses.

As part of its financial reorganization, 24 million shares will be issued by the new legal entity, Philip Services Corporation, on a pro rata basis to its secured lenders (91%), unsecured creditors (5%), existing shareholders (2%), class action claimants (1.5%) and other equity claimants (0.5%). Under the Company's Plan of Reorganization, existing shareholders will receive 2% of the shares of the restructured company, which represents a total of 480,000 shares or one share for every 273 shares held as of the record date. The record date to determine shareholders



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who will receive shares in the restructured company will be fixed shortly by the
Toronto Stock Exchange. Shares of the newly restructured company, Philip
Services Corporation, are expected to commence trading once the record date has been set.

"We have exceptional employees that have stayed focused on the business and client service throughout our financial reorganization. With their professionalism and experience, supported by a solid management team and a new Board of Directors, Philip is focused on profitable business growth and generating solid returns for our shareholders," concluded Mr. Fernandes.

Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides diversified metals services, together with by-products management and industrial outsourcing services, to all major industry sectors.


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Contact:    Lynda Kuhn
            SVP Public Affairs
            (905) 540-6658



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